Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2016 First Quarter Results

•	Adjusted first quarter net earnings attributable to Walgreens Boots Alliance per diluted share increase 32.1 percent to $1.03 compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increase 13.5 percent to $1.01

•	Adjusted first quarter net earnings attributable to Walgreens Boots Alliance increase 51.1 percent to $1.1 billion compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance increase 30.6 percent to $1.1 billion

•	GAAP operating cash flow totals $732 million in the quarter, while free cash flow totals $392 million

•	Company raises by 5 cents per share its low end of guidance for fiscal year 2016 anticipated adjusted net earnings per diluted share attributable to Walgreens Boots Alliance to $4.30 to $4.55

DEERFIELD, Ill., 7 January 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter 2016 that ended 30 November 2015.

Executive Vice Chairman and CEO Stefano Pessina said, “The year has started with a comparatively strong first quarter, as we expected. Our ongoing work to control costs across Walgreens Boots Alliance and improve adjusted operating income margins is growing earnings overall. Although it is early in the year, we are on track to deliver against our expectations.

“The work to renew and update our businesses, in order to meet the opportunities and challenges of our ever-changing markets, is a core strength that we must embrace as routine across our enterprise. Our ability to deploy tools and strategies that address these dynamics, generating continued growth across Walgreens Boots Alliance, and the commitment I see from our team give me confidence that we will deliver what we have signaled for 2016 and beyond.”

Overview of First Quarter Results

Fiscal 2016 first quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 30.6 percent to $1.1 billion compared with the same quarter a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increased 13.5 percent to $1.01 compared with the same quarter a year ago.

Adjusted fiscal 2016 first quarter net earnings attributable to Walgreens Boots Alliance1 increased 51.1 percent to $1.1 billion compared with the same quarter a year ago. Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share for the quarter increased 32.1 percent to $1.03 compared with the same quarter a year ago. Fiscal 2016 first quarter earnings adjustments were a net increase to GAAP net earnings attributable to Walgreens Boots Alliance of $22 million or 2 cents per diluted share.

Net sales in the first quarter increased 48.5 percent to $29.0 billion compared with the same quarter a year ago, largely due to the inclusion of Alliance Boots consolidated results.

Combined net synergies in the fiscal 2016 first quarter were $288 million. The company continues to expect to reach at least $1.0 billion in combined net synergies in fiscal 2016 relating to the strategic combination with Alliance Boots. This excludes the synergy benefits related to the company’s strategic, long-term relationship with AmerisourceBergen, the benefits of refinancing the legacy Alliance Boots indebtedness at a lower cost and the proposed Rite Aid acquisition.

Walgreens Boots Alliance GAAP operating cash flow totaled $732 million in the first quarter, while the company generated free cash flow of $392 million in the quarter.

Rite Aid Acquisition

Walgreens Boots Alliance’s proposed acquisition of Rite Aid Corporation is progressing as planned. The transaction, which was announced 27 October 2015, is subject to the approval of Rite Aid’s stockholders, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

Rite Aid has scheduled a special meeting of its stockholders for 4 February 2016 to, among other things, consider and vote on a proposal to approve the Agreement and Plan of Merger related to the proposed acquisition.

As a standard part of the regulatory process in connection with the Federal Trade Commission’s (FTC) review, Walgreens Boots Alliance and Rite Aid last month each received, as expected, a request for additional information from the FTC in connection with the proposed acquisition.

Walgreens Boots Alliance continues to expect the transaction to close in the second half of calendar 2016.

The company’s integration planning continues. In addition, in connection with the acquisition, the company last month completed the placement of $5 billion term loan facilities and the syndication of a new $7.8 billion bridge facility. These new facilities replaced the company’s previously reported $12.8 billion bridge facility commitment. Drawing under the facilities is subject to the closing of the acquisition.

Company Outlook

The company is raising by 5 cents per share its low end of guidance for fiscal year 2016 anticipated adjusted net earnings per diluted share attributable to Walgreens Boots Alliance to $4.30 to $4.55.

This guidance continues to assume no material accretion from the proposed acquisition of Rite Aid.

Business Segment Highlights

Retail Pharmacy USA:

The Retail Pharmacy USA division, whose principal retail pharmacy brands are Walgreens and Duane Reade, had first quarter total sales of $20.4 billion, an increase of 4.2 percent over the year-ago quarter. Sales in comparable stores increased 5.8 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 68.4 percent of division total sales in the quarter, increased 6.7 percent compared with the year-ago quarter, while comparable pharmacy sales increased 9.3 percent. The company attributed the increase in pharmacy sales in part to growth in Medicare Part D and an increase in focus on pharmacy customer care.

The division filled 231 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 4.1 percent over last year’s first quarter, while the reported incidence of flu across the USA declined 10.7 percent compared with the year-ago quarter, according to IMS Health. Prescriptions filled in comparable stores increased 4.7 percent compared with the same quarter last year. The division’s retail prescription market share on a 30-day adjusted basis in the first quarter increased approximately 20 basis points over the year-ago quarter to 19.2 percent, as reported by IMS Health. Walgreens new U.S. fulfillment agreements with Valeant Pharmaceuticals International Inc., announced on 15 December 2015, are expected to enhance the division’s pharmacy market share growth as the agreements are rolled out in calendar 2016.

Comparable retail sales decreased 0.6 percent in the first quarter primarily due to a reduction in unprofitable promotions and the transitioning of seasonal items away from holiday decorations and toward higher quality, giftable items.

Adjusted gross profit dollars for the division grew $143 million to $5.5 billion compared with the same quarter a year ago. At the same time, gross profit margins were negatively impacted, as expected, by lower pharmacy reimbursement rates, an increase in Medicare Part D prescriptions and the mix of specialty medications.

Adjusted first quarter selling, general and administrative expenses in the division decreased by $89 million, or 2.1 percent, compared with the year-ago quarter. The strong cost control resulted from good progress within the division as part of Walgreens Boots Alliance’s previously announced $1.5 billion cost transformation program, designed to restructure and invest in the company’s future in a way that is better for customers and simpler for employees, resulting in a faster and more agile company.

The division’s GAAP operating income in the fiscal 2016 first quarter decreased 2.5 percent over the year-ago quarter to $1.0 billion. Adjusted operating income in the first quarter increased 11.2 percent over the year-ago quarter to $1.2 billion.

The fiscal 2016 first quarter for the Retail Pharmacy USA division includes results of operations, the allocation of synergy benefits including Walgreens Boots Alliance Development GmbH (WBAD) and an allocation of combined corporate costs. The fiscal 2015 first quarter included all corporate costs of

Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots. Excluding the impact from Alliance Boots equity income, the division’s adjusted operating income in the first quarter increased 22.9 percent over the year-ago quarter.

Retail Pharmacy International:

The Retail Pharmacy International division, whose principal retail brands are Boots in the UK, Thailand, Norway, the Republic of Ireland and The Netherlands, Benavides in Mexico and Ahumada in Chile, had first quarter total sales of $3.5 billion. On a pro forma constant currency basis, comparable store sales in the first quarter increased 2.2 percent compared with the same period a year ago, with particularly strong growth in Mexico and the Republic of Ireland.

Comparable pharmacy sales increased 3.8 percent in the first quarter compared with last year’s first quarter, driven by good growth in dispensing and pharmacy services in the UK and Mexico.

Comparable retail sales increased 1.3 percent in the quarter compared with the same period a year ago, with strong growth in Ireland. Boots UK also grew due to good performances in retail healthcare and beauty, supported by continued growth in boots.com.

GAAP operating income was $302 million, while adjusted operating income was $315 million.

Pharmaceutical Wholesale:

The Pharmaceutical Wholesale division, which mainly operates under the Alliance Healthcare brand, had first quarter total sales of $5.8 billion. On a pro forma constant currency basis and excluding acquisitions and dispositions, comparable sales increased 3.1 percent compared with the same period a year ago. Sales growth in the quarter was particularly strong in Norway, while solid growth continued in Germany and Turkey, two of the division’s largest markets.

GAAP operating income was $143 million, while adjusted operating income was $166 million.

Comparability of Results

Walgreens Boots Alliance has organized its operations and reports results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes the allocation of synergy benefits, including WBAD’s results, and the combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation.

Following the combination, the company eliminated the three-month reporting lag and recast prior period results with no lag. The combination on 31 December 2014 also means fiscal year 2015 reporting includes the results of Alliance Boots for eight months (January through August 2015) on a fully consolidated basis and four months (September through December 2014) as equity income from Walgreen Co.’s pre-closing 45 percent interest.

The company’s balance sheet reflects the full consolidation of Alliance Boots assets and liabilities as a result of the close of the combination on 31 December 2014. The company’s purchase accounting remains preliminary as contemplated by U.S. generally accepted accounting principles (GAAP) and, as a result, there may be upon further review future changes to the value, as well as allocation, of the acquired assets and liabilities, associated amortization expense, goodwill and the gain on the previously held equity interest.

Year-over-year comparisons of results require consideration of the foregoing factors and are not directly comparable.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, 7 January 2016. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 7 January 2016 through 14 January 2016, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 93731993.

[1]	Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, the impact of generic prescription drug inflation, the timing and magnitude of the impact of branded to generic drug conversions, our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen Corporation, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the actual costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in the markets in which we participate, changes in financial markets, interest rates and foreign currency exchange rates, the risks associated with international business operations, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related financing matters on a timely basis or at all, the risks associated with the integration of complex businesses, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2015, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The company employs more than 370,000* people and has a presence in more than 25* countries; it is the largest retail pharmacy, health and daily living destination in the USA and Europe. Including its equity method investments, Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Its portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As at 31 August 2015 including equity method investments
**	For 12 months ended 31 August 2015 including equity method investments

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30, 2015	November 30, 2014
Net sales	$29,033	$19,554
Cost of sales	21,531	14,258

Gross Profit	7,502	5,296
Selling, general and administrative expenses	6,034	4,456
Equity earnings in Alliance Boots	—	214

Operating Income	1,468	1,054

Other income (expense)	(57)	199

Earnings Before Interest and Income Tax Provision (EBIT)	1,411	1,253

Interest expense, net	138	55

Earnings Before Income Tax Provision	1,273	1,198

Income tax provision	167	321
Post tax earnings from equity method investments	11	—

Net Earnings	1,117	877

Net earnings attributable to noncontrolling interests	7	27

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,110	$850

Net earnings per common share attributable to Walgreens Boots Alliance, Inc.:
Basic	$1.02	$0.90

Diluted	$1.01	$0.89

Dividends declared per share	$0.3600	$0.3375

Average shares outstanding	1,089.0	945.8
Dilutive effect of stock options	9.6	10.2

Average diluted shares	1,098.6	956.0

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	November 30, 2015	August 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$2,570	$3,000
Accounts receivable, net	6,821	6,849
Inventories	9,884	8,678
Other current assets	956	1,130

Total Current Assets	20,231	19,657

Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	14,878	15,068
Goodwill	16,195	16,372
Intangible assets	12,040	12,351
Other non-current assets	5,313	5,334

Total Non-Current Assets	48,426	49,125

Total Assets	$68,657	$68,782

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,083	$1,068
Trade accounts payable	10,643	10,088
Accrued expenses and other liabilities	4,886	5,225
Income taxes	262	176

Total Current Liabilities	16,874	16,557

Non-Current Liabilities:
Long-term debt	13,194	13,315
Deferred income taxes	3,313	3,538
Other non-current liabilities	4,122	4,072

Total Non-Current Liabilities	20,629	20,925

Equity	31,154	31,300

Total Liabilities and Equity	$68,657	$68,782

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Three Months Ended
	November 30, 2015	November 30, 2014
Cash Flows from Operating Activities:
Net earnings	$1,117	$877
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	382	319
Change in fair value of warrants and related amortization	57	(296)
Deferred income taxes	(158)	58
Stock compensation expense	31	31
Equity earnings from equity method investments	(11)	(214)
Other	115	94
Changes in operating assets and liabilities -
Accounts receivable, net	(166)	(353)
Inventories	(1,306)	(436)
Other current assets	(38)	(20)
Trade accounts payable	740	874
Accrued expenses and other liabilities	(329)	(80)
Income taxes	231	204
Other non-current assets and liabilities	67	(27)

Net cash provided by operating activities	732	1,031

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(340)	(335)
Proceeds from sale leaseback transactions	54	291
Proceeds related to sale of business	43	—
Proceeds from sale of other assets	40	3
Business and intangible asset acquisitions, net of cash received	(72)	(13)
Purchases of short-term investments held to maturity	(25)	(17)
Proceeds from short-term investments held to maturity	25	16
Other	4	—

Net cash used for investing activities	(271)	(55)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings, net	52	—
Proceeds from issuance of long-term debt	—	10,020
Payments of long-term debt	(41)	—
Stock purchases	(529)	(500)
Proceeds related to employee stock plans	71	112
Cash dividends paid	(393)	(322)
Other	(13)	(61)

Net cash (used for) provided by financing activities	(853)	9,249

Effect of exchange rate changes on cash and cash equivalents	(38)	(10)

Changes in Cash and Cash Equivalents:
Net (decrease) increase in cash and cash equivalents	(430)	10,215
Cash and cash equivalents at beginning of period	3,000	2,646

Cash and cash equivalents at end of period	$2,570	$12,861

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

NET EARNINGS AND EARNINGS PER SHARE

	Three Months Ended
	November 30, 2015	November 30, 2014
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,110	$850
Cost transformation	64	—
Acquisition-related amortization	58	58
Decrease (increase) in fair market value of warrants	41	(279)
LIFO provision	33	34
Acquisition-related costs	24	16
United Kingdom tax rate change	(178)	—
Adjusted tax rate true-up	(20)	—
Transaction foreign currency hedging loss	—	96
Alliance Boots equity method non-cash tax	—	33
Store closures and other optimization costs	—	18
Prefunded interest expenses	—	9
Release of capital loss valuation allowance	—	(86)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,132	$749

Net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (GAAP)	$1.01	$0.89
Cost transformation	0.06	—
Acquisition-related amortization	0.05	0.06
Decrease (increase) in fair market value of warrants	0.04	(0.29)
LIFO provision	0.03	0.03
Acquisition-related costs	0.02	0.02
United Kingdom tax rate change	(0.16)	—
Adjusted tax rate true-up	(0.02)	—
Transaction foreign currency hedging loss	—	0.10
Alliance Boots equity method non-cash tax	—	0.03
Store closures and other optimization costs	—	0.02
Prefunded interest expenses	—	0.01
Release of capital loss valuation allowance	—	(0.09)

Adjusted net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (Non-GAAP measure)	$1.03	$0.78

OPERATING INCOME BY SEGMENT

	Three Months Ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,028	$302	$143	$(5)	$1,468
Cost transformation	85	5	—	—	90
Acquisition-related amortization	50	8	23	—	81
LIFO provision	46	—	—	—	46
Acquisition-related costs	34	—	—	—	34

Adjusted Operating Income (Non-GAAP measure)	$1,243	$315	$166	$(5)	$1,719

Total Sales	$20,370	$3,531	$5,796	$(664)	$29,033
Operating Margin (GAAP)	5.0%	8.6%	2.5%	NMF	5.1%
Adjusted Operating Margin (Non-GAAP measure)	6.1%	8.9%	2.9%	NMF	5.9%

	Three Months Ended November 30, 2014
	Retail Pharmacy USA(1)	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,054	$—	$—	$—	$1,054
Acquisition-related amortization	89	—	—	—	89
LIFO provision	52	—	—	—	52
Store closures and other optimization costs	28	—	—	—	28
Acquisition-related costs	24	—	—	—	24
Increase in fair market value of warrants	(129)	—	—	—	(129)

Adjusted Operating Income (Non-GAAP measure)	$1,118	$—	$—	$—	$1,118

Total Sales	$19,554	$—	$—	$—	$19,554
Operating Margin (GAAP)	5.4%	—%	—%	—%	5.4%
Adjusted Operating Margin (Non-GAAP measure)	5.7%	—%	—%	—%	5.7%

(1)	Operating income for Retail Pharmacy USA includes equity earnings in Alliance Boots.

EQUITY EARNINGS IN ALLIANCE BOOTS

Three Months Ended November 30, 2014
Equity earnings in Alliance Boots (GAAP)	$214
Acquisition-related amortization	22
Increase in fair market value of warrants	(129)

Adjusted Equity earnings in Alliance Boots (Non-GAAP measure)	$107

GROSS PROFIT BY SEGMENT

	Three months ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,445	$1,505	$557	$(5)	$7,502
LIFO provision	46	—	—	—	46

Adjusted gross profit (Non-GAAP measure)	$5,491	$1,505	$557	$(5)	$7,548

Total Sales	$20,370	$3,531	$5,796	$(664)	$29,033
Gross Margin (GAAP)	26.7%	42.6%	9.6%	NMF	25.8%
Adjusted gross margin (Non-GAAP measure)	27.0%	42.6%	9.6%	NMF	26.0%

	Three Months Ended November 30, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,296	$—	$—	$—	$5,296
LIFO provision	52	—	—	—	52

Adjusted gross profit (Non-GAAP measure)	$5,348	$—	$—	$—	$5,348

Total Sales	$19,554	$—	$—	$—	$19,554
Gross Margin (GAAP)	27.1%	—%	—%	—%	27.1%
Adjusted gross margin (Non-GAAP measure)	27.3%	—%	—%	—%	27.3%

NMF	Not meaningful

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY SEGMENT

	Three Months Ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,417	$1,203	$414	$—	$6,034
Cost transformation	85	5	—	—	90
Acquisition-related amortization	50	8	23	—	81
Acquisition-related costs	34	—	—	—	34

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,248	$1,190	$391	$—	$5,829

Total Sales	$20,370	$3,531	$5,796	$(664)	$29,033
Selling, general and administrative expenses percent to sales (GAAP)	21.7%	34.1%	7.1%	—%	20.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.9%	33.7%	6.7%	—%	20.1%

	Three Months Ended November 30, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,456	$—	$—	$—	$4,456
Acquisition-related amortization	67	—	—	—	67
Store closures and other optimization costs	28	—	—	—	28
Acquisition-related costs	24	—	—	—	24

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,337	$—	$—	$—	$4,337

Total Sales	$19,554	$—	$—	$—	$19,554
Selling, general and administrative expenses percent to sales (GAAP)	22.8%	—%	—%	—%	22.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	22.2%	—%	—%	—%	22.2%

FREE CASH FLOW

Three Months Ended November 30, 2015
Net cash provided by operating activities (GAAP)	$732
Less: Additions to property, plant and equipment	340

Free cash flow(1)	$392

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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